Exhibit 10.3

CALL OPTION AGREEMENT

BETWEEN

DELIMOBIL HOLDING S.A.

AND

D-MOBILITY WORLDWIDE A.S.

Dated September 8, 2021

CALL OPTION AGREEMENT

This CALL OPTION AGREEMENT, (this “Agreement”) dated September 8, 2021 between Delimobil Holding S.A., a public limited liability company (société anonyme) organised under the laws of the Grand Duchy of Luxembourg, having its registered address at 10, rue C.M. Spoo, L-2546 Luxembourg, Grand Duchy of Luxembourg, with registration number B250892 (the “GRANTEE”), and D-Mobility Worldwide a.s., ID: 06933629, with its registered office at Krocínova 333/3, Staré Město, 110 00 Praha 1, Czech Republic (the “GRANTOR”).

WHEREAS:

(A)

“Carsharing Club“, a limited liability company incorporated under the laws of Republic of Belarus with its registered address at 220112 Minsk, Yanki Luchiny 5-509 (the “Company”) has a capital of BYN 1,000.00.

(B)	As of the date of this Agreement, GRANTOR is a holder of a share of BYN 999.00 representing 99.90% of the total share capital of the Company (the “Share”).

(C)	This Agreement sets out the terms on which the GRANTEE may require GRANTOR to sell the Share owned by it.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I – DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions

Wherever used in this Agreement (including the Recitals, Exhibits and Schedules), the following terms shall have the following meanings:

“Authorisation”	any consent, registration, filing, agreement, notarisation, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents.

“Expert Valuer”	means any of Deloitte, PwC, EY, KPMG, BDO, Grant Thornton, RSM, Crowe Global, Nexia International or Baker Tilly or their affiliates.

“Fair Market Value”	has the meaning ascribed to it in Section 2.03. (l).

“Business Day”	means a day (other than a Saturday or Sunday) on which commercial banks are open for the transaction of general business (including dealings in foreign exchange and foreign currency deposits) in Luxembourg, Grand Duchy of Luxembourg and Prague, Czech Republic.

“Euro” or “EUR”	means the lawful currency of the European Union.

“Strike Price”	means the price to be paid by GRANTEE to GRANTOR for the Share pursuant to this Agreement, as determined in accordance with Section 2.02.

“Call Option”	has the meaning ascribed to it in Section 2.01.

“Call Period”	means the period commencing on 01 January 2023 and ending on 01 July 2023.

“Governmental Authority”	means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.

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“GRANTEE”	has the meaning defined in the introduction of this Agreement.

“Material Adverse Effect”	means a material adverse effect on: (i) the business, operations, property, condition (financial, environmental, social or otherwise), prospects or solvency of the Company; (ii) the ability of GRANTOR or GRANTEE to perform its obligations under the Agreement; or (iii) the ability of GRANTOR or GRANTEE to continue undertaking its business in the ordinary manner.

“Payment Currency”	means EUR or such other currency as may be agreed by the parties hereto.

“Call Notice”	means a notice (in the form set out in Exhibit 1) delivered by GRANTEE to GRANTOR pursuant to the provisions of Section 2.01, which shall set forth as a minimum:

(a) Section of this Agreement, pursuant to which such notice is being delivered by GRANTEE to GRANTOR;

(b) the Share to be purchased by GRANTEE and sold by GRANTOR; and

(c) the Settlement Date.

“Call Notice Date”	means the date on which the relevant Call Notice has been delivered by the relevant GRANTEE to GRANTOR pursuant to the provisions of this Agreement.

“Call Option Price”	has the meaning ascribed to it in Section 2.04.

“Settlement Date”	means (i) the date specified in the relevant Call Notice for paying for and transferring the Share, which shall be no less than 30 consecutive days nor more than 90 consecutive days after delivery of such Call Notice, as the case may be; and provided however, that if prior governmental consents or waivers from governmental bodies or securities exchange authorities are required under the laws of the Republic of Belarus to effect the sale contemplated in the relevant Call Notice, then the Settlement Date shall be no less than 30 days nor more than 90 days after such consents or waivers from governmental bodies or securities exchange authorities have been granted; or (ii) such other date as may be agreed between the parties hereto.

“Share”	has the meaning defined in the introduction of this Agreement.

“Tax” or “Taxes”	means any tax, royalty, stamp or other duty, assessment, levy, charge, value added tax, or impost of any nature whatsoever (including any related penalty or interest) imposed under any law.

“BYN”	means Belarusian Rouble, the lawful currency of the Republic of Belarus.

“UNCITRAL Rules”	means the UNCITRAL Arbitration Rules (as revised in 2010).

“Withholdings”	has the meaning ascribed to it in Section 5.04(b).

Section 1.02. Interpretation

(a)	In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa.

(b)

In this Agreement, a reference to a specified Article, Section, Schedule or Exhibit shall be construed as a reference to that specified Article or Section of, or Schedule or Exhibit to, this Agreement.

(c)

In this Agreement, a reference (i) to an amendment or to an agreement being amended includes a supplement, variation (including by waiver or consent), assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended from time to time.

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(d)	In this Agreement, the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)

In this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting shares, by contract or otherwise.

(f)

In this Agreement, any reference to “law” means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

(g)	In this Agreement, any reference to a provision of law, is a reference to that provision as from time to time amended or re-enacted.

(h)

In this Agreement, a reference to a “person” includes any person, natural or juridical entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a “person” include its successors in title, permitted transferees and permitted assigns.

(i)	In this Agreement, “including” and “include” shall be deemed to be followed by “without limitation” where not so followed.

ARTICLE II – CALL

Section 2.01. Call Option

GRANTEE shall have the right (the “Call Option”), exercisable in its sole discretion, at any time during the Call Period, upon delivery to GRANTOR of a Call Notice, to buy from GRANTOR and pay for the Share on the Settlement Date at the Strike Price determined as of the Settlement Date in accordance with Section 2.02 and GRANTOR hereby agrees to sell the Share in accordance with the provisions of this Agreement.

Section 2.02. Strike Price

(a)	The parties hereto stipulate that the Strike Price for the Share shall be determined in EUR as follows: the Fair Market Value of the Share.

(b)

The Strike Price shall be determined by the parties hereto within the time frames and utilising the method as described in Section 2.03. If any changes are to be made to the method utilised, the party suggesting such change should justify the change to the satisfaction of the other party and obtain the other parties’ consent.

Section 2.03. Fair Market Value

(a)

If a Call Notice has been served, within ten (10) days of such service, GRANTEE shall appoint, at GRANTEE’s sole discretion and expense, an Expert Valuer that should provide its calculation of the Fair Market Value (the “First Calculation”) to GRANTEE and GRANTOR within twenty (20) days after being appointed by GRANTEE (the date of delivery of the First Calculation to GRANTOR being the “First Calculation Date”).

(b)

If GRANTOR disagrees with the First Calculation, it must, within ten (10) days following the First Calculation Date, send a notice of disagreement with the First Calculation (the “First Calculation Disagreement Notice“) to the GRANTEE and appoint, at its sole discretion and its own expense, an Expert Valuer (other than the Expert Valuer that has provided the First Calculation) that should provide its calculation of the Fair Market Value (the “Second Calculation” and together with the First Calculation, the “Calculations“) to GRANTEE and GRANTOR within twenty (20) days after being appointed (the date of delivery of the Second Calculation to the GRANTEE being the “Second Calculation Date”).

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(c)

If GRANTOR fails to send the First Calculation Disagreement Notice within ten (10) days following the First Calculation Date, the First Calculation shall be deemed final, and the Fair Market Value shall be deemed determined in accordance with the First Calculation.

(d)

If GRANTEE disagrees with the Second Calculation, it must, within ten (10) days following the Second Calculation Date, send a notice of disagreement with the Second Calculation (the “Second Calculation Disagreement Notice”) to GRANTOR.

(e)

If GRANTEE fails to send the Second Calculation Disagreement Notice to GRANTOR within ten (10) days following the Second Calculation Date, such Second Calculation shall be deemed final, and the Fair Market Value shall be deemed determined in accordance with the Second Calculation.

(f)	If GRANTEE sends the Second Calculation Disagreement Notice and:

a.	the Calculations differ by less than 10% of the lowest of the Calculations, then the Fair Market Value shall be equal to the average of the two Calculations; or

b.	the Calculations differ by 10% or more of the lowest of the Calculations, GRANTEE and GRANTOR shall agree on and jointly engage a Final Expert as set out in subsection (g) below.

(g)

To the extent provided for in subsection (g) above, GRANTEE and GRANTOR undertake to agree on and jointly, at their joint expense, engage an Expert Valuer (other than the Expert Valuers that have provided the Calculations) (the “Final Expert“) within five (5) days after the date of the Second Calculation Disagreement Notice, and will cause such Final Expert to provide its calculation of the Fair Market Value (the “Final Calculation”) within twenty (20) days after being appointed (the date of delivery of the Final Calculation being the “Final Calculation Date”).

(h)

If GRANTEE and GRANTOR fail to agree on the Final Expert as per subsection (g) above, GRANTEE may appoint the Final Expert at its sole discretion and at the expense of both GRANTEE and GRANTOR borne equally within five (5) days after the date of the Second Calculation Disagreement Notice.

(i)	The Fair Market Value shall be determined as follows:

a.

if the Final Calculation is equal to or above the higher of the First Calculation and the Second Calculation (the “Higher Amount”), the Fair Market Value shall be deemed determined as being equal to the Higher Amount; or

b.

if the Final Calculation is equal to or below the lower of the First Calculation and the Second Calculation (the “Lower Amount”), the Fair Market Value shall be deemed determined as being equal to the Lower Amount; or

c.	if the Final Calculation is between the First Calculation and the Second Calculation, the Fair Market Value shall be deemed determined as being equal to the Final Calculation.

(j)	With effect from determination of the Final Calculation, the Fair Market Value shall be deemed finally determined.

(k)	The “Fair Market Value” of the Share shall be determined by an Expert Valuer on the following assumptions and bases:

a.	valuing the Share as on an arm’s length sale between a willing seller and a willing buyer;

b.	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

c.	that the Share is capable of being transferred without restriction;

d.

valuing the Share as a rateable proportion of the total value of the total issued share capital without any premium or discount being attributable to the percentage of the issued share capital of the Company which it represents but taking account of the rights attaching to the Share;

e.	the Fair Market Value shall be determined as of the end of the last Financial Quarter preceding the date of service of the Call Notice; and

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f.	reflecting any other factors which the Expert Valuers reasonably believe should be taken into account.

(l)	If any difficulty arises in applying any of these assumptions or bases then the Expert Valuer shall resolve that difficulty in whatever manner they shall in their absolute discretion think fit.

(m)	The Expert Valuer shall act as experts and not as arbitrators and their determination shall be final and binding on the parties (in the absence of fraud or manifest error).

(n)

GRANTOR shall procure that the Expert Valuer has access to all accounting records or other relevant documents of the Company subject to them agreeing to such confidentiality provisions as GRANTOR may reasonably impose.

(o)	The calculations of the Fair Market Value shall be in each case set out in a certificate or another written document of an Expert Valuer, which shall be delivered to GRANTEE and GRANTOR.

Section 2.04. Call Option Price

(c)	The parties hereto stipulate that the price for the Call Option payable by GRANTEE to GRANTOR (the “Call Option Price”) shall be determined in EUR as follows: EUR 1,00.

(d)	The parties consider the Call Option Price to have been paid at signing of this Agreement.

ARTICLE III – TRANSFER ON EXERCISE OF CALL OPTION

Section 3.01 Transfer

GRANTOR shall, on the relevant Settlement Date, sell the Share set forth in the relevant Call Notice submitted to GRANTOR by the GRANTEE and GRANTEE shall pay the appropriate Strike Price in the Payment Currency in immediately available funds by wire transfer to GRANTOR or as such GRANTOR may direct, against delivery by GRANTOR of duly executed transfer forms required under the laws of the Republic of Belarus to effect the transfer of the Share.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties

GRANTOR and GRANTEE (the “Parties” and each individually a “Party”) hereby reciprocally represent and warrant to each other as follows:

(a)

Incorporation. Each Party is a company, duly organised, validly existing, and, if applicable, in good standing under the laws of its jurisdiction of incorporation and registered, to the extent required in accordance with applicable law, with all relevant registration bodies in any jurisdiction in which it carries on business or owns assets.

(b)	Corporate Power. Each Party has the corporate power to enter into, and perform its obligations under, this Agreement.

(c)

Due Authorisation; Enforceability; No Conflict. This Agreement has been duly executed by each Party and this Agreement constitutes, when executed and delivered, will constitute, valid and legally binding obligations of each Party, enforceable in accordance with their respective terms. The making of the Agreement and the compliance with the terms thereof will not result in violation of the Parties’ constitutional documents or any provision contained in any law applicable to each Party.

(d)

Compliance with law. Neither Party is in violation of any law applicable to it and presently in effect. Each Party is in compliance with all applicable laws addressing money laundering or the financing of terrorism.

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(e)

Restrictions on payments. Neither Party is subject to any regulation or law (including sanctions) which would have the effect of prohibiting, or restricting or delaying in any material respect any payment that it is required to make or receive pursuant to the terms of this Agreement.

(f)	No breach of law. Neither Party has violated or breached any law to which it may be subject, which has resulted in or could reasonably be expected to have a Material Adverse Effect.

GRANTOR further specifically warrants to GRANTEE that each of the following warranties is true, accurate and not misleading at the date of this Agreement (the “Title Warranties”) and shall be deemed to repeat the Title Warranties on the Settlement Date by reference to the circumstances subsisting at that time and as if references in the Title Warranties to the date of this Agreement were to the Settlement Date:

(g)

GRANTOR is the sole legal and beneficial owner of, and has good and valid title directly to, the Share, free and clear of all encumbrances, and no person has claimed an entitlement to any such encumbrance;

(h)

The Share comprise 99.9% of the issued and allotted share capital of the Company as of the date of this Agreement, have been validly issued and allotted and each is fully paid or credited as fully paid;

(i)

Other than the current shareholders of the Company in accordance with the articles of association of the Company and the law of the Republic of Belarus, no person has the right (whether exercisable now or in the future and whether or not contingent) to call for the allotment, conversion, redemption, repayment, issue, registration, sale or transfer of any share or loan capital or other securities giving rise to a right over or interest in, the share capital of the Company, under any option, agreement or other arrangement (including rights of pre-emption).

Section 4.02 Acknowledgement

Each Party acknowledges that it has made the representations and warranties contained in Section 4.01 with the intention of inducing the other Party to enter into this Agreement and that the other Party has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties. Each Party warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties misleading.

Section 4.03. GRANTOR Undertakings

(a)

GRANTOR agrees, undertakes to and covenants to GRANTEE to procure that every new share of the Company as may be issued or transferred to the GRANTOR from time to time (the “New Shares”), shall become subject to the terms of this Agreement and the provisions of this Agreement applicable to the Share shall apply mutatis mutandis to the New Shares.

(b)

Notwithstanding anything to the contrary in this Agreement, GRANTOR shall not be permitted to transfer the Share or any part thereof in the capital of the Company to, and GRANTOR undertakes to procure that the Company shall under no circumstances register as its shareholder, any person, who is not GRANTEE, unless GRANTOR obtain a prior written consent from the GRANTEE.

(c)

GRANTOR agrees, undertakes to and covenants to GRANTEE until the end of the Call Period to carry on the business of the Company diligently, only in the usual and ordinary course and substantially in the same manner as heretofore conducted and will keep and maintain its assets in good and safe repair and condition consistent with past practices.

Section 4.04. Substantial Terms

The parties hereto agree and acknowledge that provisions of this Article IV are substantial terms of this Agreement.

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ARTICLE VII – MISCELLANEOUS

Section 5.01. Term

This Agreement shall in all respects be a continuing agreement and continue in full force and effect until the date that the respective obligations of the parties to purchase or to sell the Share hereunder has terminated in accordance with the terms hereof or, if later, until all moneys payable hereunder have been fully paid and all obligations to be performed hereunder (including in connection with the transfer of the Share to GRANTEE) have been fully performed, in each case in accordance with the provisions hereof.

Section 5.02. Currency Indemnity

In the event that GRANTEE pays the Strike Price in a currency other than the Payment Currency or in a place other than the place specified by GRANTOR, GRANTEE shall:

(a)	indemnify GRANTOR for any losses resulting from a payment being received under this Agreement in such currency or in a place other than the place specified by GRANTOR; and

(b)

pay such additional amount as is necessary to enable GRANTOR to receive, after conversion to the Payment Currency at a market rate and transfer to such place, the full amount due to GRANTOR hereunder in the Payment Currency and at the place specified by GRANTOR.

For the avoidance of doubt, all of the Strike Price shall be paid in the same currency.

Section 5.03. GRANTEE’s Default

Without prejudice to any other remedies available to GRANTOR under this Agreement, by applicable law or otherwise, in the event that, after GRANTEE shall have delivered a Call Notice to GRANTOR, GRANTEE shall fail to pay for the Share specified in such Call Notice as provided in this Agreement, GRANTOR shall be discharged from any obligations to transfer the Share to GRANTEE and GRANTOR shall be free to transfer any such unpurchased and unpaid Share to any person or persons willing to purchase such unpurchased and unpaid Share, without affecting any rights GRANTOR may have against GRANTEE for the failure to pay for the Share specified in that Call Notice. GRANTEE shall be required to compensate GRANTOR to the extent that any payment received by GRANTOR from a purchaser or purchasers in respect of the Share is less than that set out in the relevant Call Notice.

Section 5.04. Taxes

(a)

The Taxes (if any) imposed upon GRANTOR in relation to the sale of the Share pursuant to this Agreement shall be payable by GRANTOR. The Taxes (if any) imposed upon GRANTEE in relation to the acquisition of the Share pursuant to this Agreement shall be payable by GRANTEE.

(b)

All sums payable by GRANTEE under this Agreement shall be paid free and clear of any deductions, withholdings, set-offs or counterclaims (together, the “Withholdings”), save only as may be required by law. If any Withholdings are required by law, GRANTEE shall be obliged to pay such sum to GRANTOR as will, after such Withholding has been made, leave GRANTOR with the same amount as GRANTOR would have been entitled to receive in the absence of a requirement to make a Withholding.

Section 5.05. Notices

Any notice, request, application or communication required to be given or made under this Agreement shall be in writing. Except as otherwise provided in this Agreement, such notice, request, application or communication shall be deemed to have been duly given or made when it is delivered by hand, airmail or in pdf or similar format by electronic email to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party designates by notice to the party giving such notice, request, application or other communication.

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For GRANTEE:

Delimobil Holding S.A.

10, Rue C.M. Spoo,

L-2546, Luxembourg,

Grand Duchy of Luxembourg

Attention:     Ms. Elena Bekhtina

Telephone: +352 269 763 00

Email: corporate.secretary@delimobil.com; ebekhtina@delimobil.ru;

stepanov@mikrokapital.com.

For GRANTOR:

D-Mobility Worldwide a.s.

Krocínova 333/3, Staré Město

110 00 Praha 1, Czech Republic

Attention: Mr. Alberto Trani

Telephone: [                            ]

Email: [                                  ]

Section 5.06. Registration

(a)

If required by applicable law, GRANTOR shall register this Agreement with the tax and other authorities in the Republic of Belarus and shall promptly deliver evidence of any such registration to GRANTEE.

(b)

If any Authorisations of any kind shall be required under applicable law for the performance of GRANTOR’s obligations hereunder, GRANTOR shall diligently and promptly take all actions necessary to obtain such Authorisations.

Section 5.07. English Language

All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a duly authorised representative of the respective Party, which translation shall be the governing version between the parties hereto.

Section 5.08. Rights, Remedies and Waivers

(a)

The rights and remedies of the GRANTEE in relation to any misrepresentations or breach of warranty on the part of GRANTOR shall not be prejudiced by any investigation by or on behalf of any of them into the affairs of GRANTOR or the Company, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of any of them in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)

No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to GRANTEE upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No action of GRANTEE in respect of any such default, or acquiescence by it therein, shall affect or impair any right, power or remedy of such GRANTEE in respect of any other default.

(c)	The rights and remedies provided in this Agreement and the other Financing Agreements are cumulative and not exclusive of any other rights or remedies, whether provided by applicable law or otherwise.

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Section 5.09. Entire Agreement; Amendment and Waiver

This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment to this Agreement (including, without limitation, this Section 5.09) shall be in writing, signed by both Parties.

Section 5.10. Governing Law

This Agreement shall be governed by and construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

Section 5.11. Arbitration and Jurisdiction

(a)

Any discalle, controversy or claim arising out of or relating to (1) this Agreement, (2) the breach, termination or invalidity hereof or (3) any non-contractual obligations arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the UNCITRAL Rules. There shall be one (1) arbitrator and the appointing authority shall be LCIA (London Court of International Arbitration). The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England.

Section 5.12. Successors and Assigns; Third Party Rights

(a)	This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that:

(i)	GRANTOR may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of each GRANTEE; and

(ii)	GRANTEE may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of GRANTOR.

(b)	None of the terms of this Agreement are intended to be enforceable by any third party.

Section 5.13. No Partnership or Agency

Nothing in this Agreement (or any of the arrangements contemplated hereby) shall be deemed to constitute a partnership between the parties hereto nor save as expressly provided herein constitute any party the agent of any other for any purpose.

Section 5.14. Severability

If any provision of this Agreement is or becomes unenforceable, invalid, illegal or frustrated, then (1) that shall not affect the enforceability, validity or legality of any of the remaining provisions of this Agreement and (2) the remaining provisions shall be construed as if such unenforceable, invalid, illegal or frustrated provision were not contained in this Agreement and such unenforceable, invalid, illegal or frustrated provision shall then be deemed to have been replaced with a provision which as closely as possible corresponds to the parties’ intention when inserting the original provision.

Section 5.15. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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Exhibit 1—Form of Call Notice

[ON GRANTEE’S LETTERHEAD]

To:	D-Mobility Worldwide a.s.
Krocínova 333/3, Staré Město
110 00 Praha 1, Czech Republic
Attn:	Mr. Alberto Trani
Email:	atrani@mikrokapital.com

Date: ____________________ 20[●]

Dear Sirs,

Re: Call Option Agreement dated [●] 2020

We refer to the Call Option Agreement between Delimobil Holding S.A., a public limited liability company (société anonyme) organised under the laws of the Grand Duchy of Luxembourg, having its registered address at 10, rue C.M. Spoo, L-2546 Luxembourg, Grand Duchy of Luxembourg, with registration number B250892 (the “GRANTEE”), and D-Mobility Worldwide a.s., ID: 06933629, with its registered office at Krocínova 333/3, Staré Město, 110 00 Praha 1, Czech Republic (the “GRANTOR”) dated [•] 2020 (the “Agreement”), in which you granted us a Call Option (as defined under the Agreement) (the “Call Option”) to require you (as GRANTOR) to sell a 99,90% share with a nominal value of BYN 999.00 in “Carsharing Club“, a limited liability company incorporated under the laws of Republic of Belarus with its registered address at 220112 Minsk, Yanki Luchiny 5-509 (the “Option Interest”).

Pursuant to Section 2.01 of the Agreement, we hereby:

(1)

notify you of our exercise of the Call Option in respect of the Option Interest and require you to sell the Option Interest on the terms of the Agreement on [insert the Settlement Date] (the “Settlement Date”); and

(2)	confirm to pay the Strike Price on the Settlement Date to the bank account to be notified by GRANTOR.

Yours sincerely,

Name:
For and on behalf of:
Delimobil Holding S.A.

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IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have executed and delivered this document as a Agreement and this document takes effect on the date first above written.

Executed and delivered on behalf of	)

Delimobil Holding S.A.	)

a company incorporated in the Grand Duchy of Luxembourg,	)

by ,	)

who in accordance with the laws of that territory, is acting under the authority of that company	)

Executed and delivered on behalf of	)

D-Mobility Worldwide a.s.	)

a company incorporated in Czech Republic,	)

by	)

and	)

,	)

who in accordance with the laws of that territory, are acting under the authority of that company	)

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